Registration No.



                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549



                             FORM S-8




                        Registration Statement
                    Under The Securities Act of 1933





                  AMERICAN DIGITAL COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in charter)



      	   Wyoming                                   13-3411167
  (State or other jurisdiction                     (IRS Employer
of incorporation or organization)              Identification Number)





3773 Cherry Creek North Drive,                    R. Gene Klawetter
          Suite 615                       3773 Cherry Creek North Drive,
   Denver, Colorado 80209                            Suite 615
       (303) 377-9486	                         Denver, Colorado 80209
(Address and telephone number of                  (303) 377-9486
registrant's principal executive        (Name, address and telephone number
offices and principal place of                  of agent for service)
          business)


                 1993 COMPENSATORY STOCK OPTION PLAN
                      (Full Title of the Plan)



                             Copies to:
                      John D. Brasher Jr., Esq.
                 Brasher & Company, Attorneys at Law
          90 Madison Street, Suite 707, Denver, Colorado 80206
                          (303) 355-3000



  If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with Dividend or
Interest Reinvestment Plans, check the following line:     X

                     CALCULATION OF REGISTRATION FEE

    Title of                    Proposed        Proposed
   Each Class       Amount      Maximum         Maximum          Amount of
 of Securities      Being    Offering Price    Aggregate        Registration
Being Registered  Registered   Per Share    Offering Price (2)    Fee (3)

Common Stock (1)  4,000,000      $0.50       $2,000,000.00        $689.66



(1) The securities registered hereunder are shares of the registrant's common stock, $.0001 par value, subject to issuance upon the exercise of stock options granted under the registrant's 1993 Compensatory Stock Option Plan.

(2) Estimated for purpose of calculating the registration fee.

(3) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Registrant's Common Stock on a date within five (5) days prior to the date of filing of this Registration Statement, as quoted on the OTC Electronic Bulletin Board.


                               PART II


          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

  The following documents are incorporated by reference in this registration statement of American Digital Communications, Inc., a Wyoming corporation ("Company"), and in the related Section 10(a) prospectus:

  (a) The Company's annual report on Form 10-KSB for the fiscal year ended February 28, 1996;

  (b) Company's quarterly reports on Form 10-QSB for the fiscal quarters ended May 31, 1996;

  (c) Item 1 (Description of Registrant's Securities to be Registered) contained in the Company's registration statement on Form 8-A, file no. 0-28506.

  In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold and which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

  Incorporated by reference to Item 1 (Description of Registrant's Securities to be Registered) contained in the Company's registration statement on Form 8-A, file no. 0-28506.

Item 5.  Interests of Named Experts and Counsel.

  John D. Brasher Jr., Esquire, is the proprietor of Brasher & Company, counsel to the Company, which has rendered an opinion in connection with the registration of common shares hereunder. Mr. Brasher, who is the corporate secretary of the Company, has been granted options to purchase an aggregate of 250,000 shares of the common stock of the Company being registered under cover of this registration statement on Form S-8, pursuant to the 1993 Compensatory Stock Option Plan. Mr. Brasher also is the registered holder and beneficial owner of 132,313 shares previously issued not in connection with such plan.

Item 6.  Indemnification of Officers and Directors.

  Pursuant to the Company's Articles of Incorporation and bylaws, the Company may indemnify its directors, officers, employees and agents to the full extent permissible under the Wyoming Business Corporation Act, as effective from time to time, or any other applicable law. Under the Wyoming Business Corporation Act, the Company has the power to indemnify directors, officers, employees and agents under certain prescribed circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions, subject to certain limitations and exclusions.

Item 7.  Exemption from Registration Claimed.

  Not applicable; no common shares of the Company registered hereunder have been issued.

Item 8.  Exhibits.

  Number	Description

   5.1 Consent and opinion of Brasher & Company, counsel to the Company

  10.1 1993 Compensatory Stock Option Plan of the Company

  23.1 Consent of Causey Demgen & Moore Inc., independent accountants


Item 9.  Undertakings.

  The undersigned registrant hereby undertakes:



  (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
      Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



           	[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           SIGNATURES



  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the date below.



DATED:  July 18, 1996

                                    AMERICAN DIGITAL COMMUNICATIONS, INC.



                                    By:      /s/ R. Gene Klawetter
                                                 R. Gene Klawetter
                                                 Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.



        Signature                 Title                             Date



  /s/ R. Gene Klawetter    Director, Chairman of the Board         7/18/96
      R. Gene Klawetter    Chief Executive Officer, President


  /s/ Daniel M. Smith      Acting Chief Financial Officer,         7/18/96
      Daniel M. Smith      Chief Accounting Officer, Controller


  /s/ Kenneth Adelberg     Director                                7/18/96
      Kenneth Adelberg


  /s/ Ian McDonald         Director                                7/18/96
      Ian McDonald

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549





                                FORM S-8
                         Registration Statement
                     Under The Securities Act of 1933






                               EXHIBITS





                 AMERICAN DIGITAL COMMUNICATIONS, INC.
         (Exact name of registrant as specified in its charter)




                            EXHIBIT INDEX



  The following exhibits are included as part of this registration statement, except those marked as having previously been filed with the Securities and Exchange Commission and which are incorporated by reference to another registration statement, report or form. References to the "Company" in this
Exhibit Index mean AMERICAN DIGITAL COMMUNICATIONS, INC., a Wyoming corporation.


  5.1 Consent and opinion of Brasher & Company, counsel to the Company .. R-6

 10.1 1993 Compensatory Stock Option Plan of the Company .................. 1

 23.1 Consent of Causey Demgen & Moore Inc., independent accountants .... R-9



  1. Incorporated by reference to Exhibit 10.1 to the Company's report on Form 8-K dated July 14, 1993.

July 12, 1996

Board of Directors
AMERICAN DIGITAL COMMUNICATIONS, INC.
3773 Cherry Creek North Drive, Suite 615
Denver, Colorado 80209

      Re: Registration Statement on Form S-8
          1993 Compensatory Stock Option Plan


Gentlemen:

  We have acted as counsel to AMERICAN DIGITAL COMMUNICATIONS, INC., a Wyoming corporation ("Company"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"), of the Company's registration statement on Form S-8 (together with all amendments, supplements and exhibits, the "Registration Statement"). This Registration Statement relates to the registration under the Act of 4,000,000 shares of the Company's common stock, $.0001 par value ("Shares"), which may be issued pursuant to the Company's 1993 Compensatory Stock Option Plan ("Plan").

  In connection with the opinions herein expressed, we have reviewed the Plan and the Registration Statement and included prospectus, and have examined and relied upon, as to factual matters, originals or certified or photostatic copies of such corporate records, including, without limitation, minutes of the Board of Directors and other instruments, certificates of corporate officers and such other documents as we have deemed necessary or appropriate for the opinions expressed herein. In making such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of originals of such photostatic copies.

  We have examined and relied upon, as to matters of law, such statutes, rules and judicial precedents and such other considerations of law as we, in our judgment, have deemed necessary or appropriate for the purposes of rendering the opinions expressed herein.

  Based upon and in reliance upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that, when the Registration Statement shall have become effective pursuant to the rules and regulations of the Commission, and the Shares have been sold and issued as contemplated in the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

  This opinion is limited to the laws of the United States of America and the laws of the State of Wyoming, and we express no opinion with respect to the laws of any other jurisdiction.

  We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement. However, in rendering this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under the Act.

  This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.



                                           Very truly yours,

                                           BRASHER & COMPANY



                                           John D. Brasher
                                           for the Firm

         	CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



  In connection with the foregoing Registration Statement on Form S-8 to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the incorporation by reference herein to our report dated April 10, 1996 which appears in the annual report on Form 10-KSB of American Digital Communications, Inc. for the year ended February 29, 1996.




                                         CAUSEY DEMGEN & MOORE INC.



Denver, Colorado
July 18, 1996